Exhibit 99.1

News Release

[NEWPAGE LOGO]

Media Contact: NewPage Corporation

Amber Garwood 8540 Gander Creek Drive

937-242-9093 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE-

GEORGE F. MARTIN ELECTED NEWPAGE PRESIDENT AND CHIEF EXECUTIVE OFFICER

MIAMISBURG, Ohio - August 3, 2010 - NewPage Corporation (NewPage) today announced the election of George F. Martin to the Board of Directors and as President and Chief Executive Officer, effective immediately.

"George has 27 years of proven leadership and operations experience in the paper industry, as well as demonstrated success in improving the overall cost structure and productivity for NewPage. He possesses the knowledge and expertise critical to profitably lead the company forward during very challenging times for the paper industry," said Robert L. Nardelli, Chairman of the Board of Directors of NewPage and its affiliates. "Today's news concludes a rigorous process in which the Board looked at numerous and highly qualified internal and external candidates. The decision to elect George into this position was unanimous, and speaks to the Board's confidence in his ability to lead the company."

Mr. Martin joined Westvaco as a chemist in the corporate research department in Charleston, South Carolina, in 1983. From 1983 to 2005, he held various operating, technical and staff roles at Westvaco and MeadWestvaco. Key roles included technical director of the Tyrone, Pennsylvania, coated paper mill, production manager at the Luke, Maryland, paper mill, and mill manager at the Escanaba, Michigan, mill. In 2005, he was promoted to senior vice president of operations for NewPage where he was responsible for the manufacturing operations of 10 mills; strategic sourcing and logistics; environmental, health and safety; order management; and engineering and maintenance.

Mr. Martin holds a Bachelor of Arts degree in chemistry from Franklin and Marshall College in Lancaster, Pennsylvania, and a doctorate in organic chemistry from Duke University in Durham, North Carolina.

"Following the recent leadership changes, George demonstrated his commitment and dedication to NewPage as he stepped up to take a lead role in running the business," added Nardelli. "His tenure at the organization will lend stability and continuity for the organization to achieve long term success."

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper. For more information, visit www.NewPageCorp.com.

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